UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-2

GEEKNET, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on October 14, 2010

To Our Stockholders:

Notice is hereby given that a Special Meeting of Stockholders (the “Special Meeting”) of Geeknet, Inc., a Delaware corporation (“Geeknet”), will be held on October 14, 2010, at 9:00 a.m., local time, at Geeknet’s corporate headquarters, 650 Castro Street, Suite 450, Mountain View, CA 94041:

1.           To (a) approve amendments to Geeknet’s Amended and Restated Certificate of Incorporation, as amended, which would effect a reverse stock split of Geeknet’s outstanding Common Stock at a reverse split ratio of one-for-ten, reduce the total number of shares of Common Stock that Geeknet is authorized to issue to 25,000,000, and reduce the total number of shares of Preferred Stock that Geeknet is authorized to issue to 1,000,000, and (b) authorize the Board of Directors to file such amendment which would effect the foregoing; and

2.           To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Special Meeting.

Only holders of record of Geeknet’s common stock at the close of business on September 9, 2010, the record date, are entitled to vote on the matters listed in this Notice of Special Meeting.

All stockholders are cordially invited to attend the Special Meeting in person.  However, to ensure that your shares of Geeknet Common Stock are voted in case you cannot attend, you are urged to submit a proxy to have your shares voted at the Special Meeting by (i) completing, signing, dating and promptly returning the enclosed proxy card, (ii) using the telephone number on your proxy card and following the recorded instructions or (iii) using the internet voting instructions on your proxy card.  If you hold your stock in “street name” through a bank, broker or other nominee, please direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee.  For further details, please see the section entitled “Voting” on page 2 of the accompanying Proxy Statement.  Any stockholder of record attending the Special Meeting may vote in person even if he, she or it has submitted a proxy using the internet, telephone or proxy card.

By Order of the Board of Directors of
Geeknet, Inc.

Kenneth G. Langone
Interim President and Chief Executive Officer and
Chairman of the Board of Directors

Mountain View, California
September     , 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS BY INTERNET, TELEPHONE OR MAIL.

TABLE OF CONTENTS

Page

PROCEDURAL MATTERS	1

General	1
Stockholders Entitled to Vote; Record Date	1
Quorum; Required Vote	1
Voting	2
Expenses of Solicitation	3
Procedure for Submitting Stockholder Proposals	3

Proposal One	5

Overview	5
Reasons for the Reverse Stock Split	6
The Reverse Stock Split May Not Result in an Increase in the Per Share Price of the Common Stock; There Are Other Risks Associated With the Reverse Stock Split	6
Board Discretion to Implement the Reverse Stock Split	7
Principal Effects of the Reverse Stock Split	8
Effective Date	8
Treatment of Fractional Shares	9
Effect on Beneficial Owners	10
Exchange of Stock Certificates	10
Effect on Registered Book-Entry Holders	10
Accounting Consequences	11
No Appraisal Rights	11
Material U.S. Federal Income Tax Consequence of the Reverse Stock Split	11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	13

OTHER MATTERS	15

APPENDIX A: FORM OF CERTIFICATE OF AMENDMENT	A-1

GEEKNET, INC.

PROXY STATEMENT
FOR THE
SPECIAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

This Proxy Statement is being furnished to the holders of common stock, par value $0.001 per share (the “Common Stock”), of Geeknet, Inc., a Delaware corporation (“Geeknet” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of Geeknet for use at the Special Meeting of Stockholders (the “Special Meeting”) to be held on October 14, 2010, at 9:00 a.m., local time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. The Special Meeting will be held at Geeknet’s corporate headquarters, 650 Castro Street, Suite 450, Mountain View, CA 94041.  Our telephone number is (650) 694-2100.

This Proxy Statement and the accompanying proxy card are first being mailed on or about September      , 2010, to all stockholders entitled to vote at the Special Meeting.

Stockholders Entitled to Vote; Record Date

Only holders of record of the Company’s Common Stock at the close of business on September 9, 2010 (the “Record Date”), are entitled to notice of and to vote at the Special Meeting.  Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on all matters properly submitted for the vote of stockholders at the Special Meeting.  As of the Record Date, there were       shares of Common Stock outstanding and entitled to vote at the Special Meeting.  No shares of Preferred Stock were outstanding.  For information regarding security ownership by management and by the beneficial owners of more than five percent of the Company’s Common Stock, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page [13].

Quorum; Required Vote

The presence of the holders of a majority of the shares of Common Stock entitled to vote generally at the Special Meeting is necessary to constitute a quorum at the Special Meeting.  Such stockholders are counted as present at the Special Meeting if they (1) are present in person at the Special Meeting or (2) have properly submitted a proxy card or voted by telephone or the internet.  Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Special Meeting.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions on how to vote from the beneficial owner.

The affirmative vote of a majority of the shares outstanding and entitled to vote as of the Record Date is required to approve amendments to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”) to effect the reverse stock split, decrease the number of authorized shares of Common Stock and Preferred Stock and authorize the Company’s Board of Directors to file the amendment which would effect such reverse stock split (Proposal One).  As a result, abstentions, broker non-votes and the failure to submit a proxy or vote in person at the Special Meeting will have the same effect as a vote against the proposal.

Voting

Voting by Proxy Card.  All shares entitled to vote and represented by properly executed proxy cards received prior to the Special Meeting, and not subsequently revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxy cards.  If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors.  If any other matters are properly presented for consideration at the Special Meeting, including, among other things, consideration of a motion to adjourn the Special Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment.  The Company does not currently anticipate that any other matters will be raised at the Special Meeting.

Voting by Telephone or the internet.  If you are a registered stockholder, you may vote your shares by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided.  If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the internet or by telephone.  If telephone or internet voting is permitted, you must follow the telephone or internet instructions provided by the bank, broker or other nominee.

Voting by Attending the Meeting.  Stockholders of record as of the voting record date can vote in person at the special meeting.  If you are not a stockholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Special Meeting.

Changing Vote; Revocability of Proxies.  If a stockholder of record has voted by telephone, over the internet or by returning a proxy card, such stockholder may change his, her or its vote before the Special Meeting.

A stockholder who has voted by telephone or over the internet may later change his, her or its vote by making a timely and valid telephone or internet vote, as the case may be, or by following the procedures in the following paragraph.

A stockholder of record may revoke any proxy given pursuant to this solicitation at any time before it is voted by: (1) delivering a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, to Geeknet at our principal offices (Attention: Investor Relations) before such proxy is used, or (2) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not by itself revoke a proxy).  Any written notice of revocation or subsequent proxy card must be received by the Company prior to the taking of the vote at the Special Meeting.

Expenses of Solicitation

Geeknet will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material. Geeknet may reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners.  Directors, officers and employees of the Company may also solicit proxies in person or by telephone, letter, electronic mail, facsimile or other means of communication.  Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.  The Company has retained the services of Georgeson Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies.  Geeknet will pay Georgeson Inc. approximately $6,500 for its services, in addition to reimbursement of its out-of-pocket expenses.

Procedure for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.  Stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the annual meeting of its stockholders to be held in 2011 by submitting their proposals in writing to the General Counsel of the Company in a timely manner.  In order to be included in the Company’s proxy materials for the 2011 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company not earlier than October 25, 2010 nor later than November 24, 2010 (the “Notice Period”), and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  In addition, the Company’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders.  In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Nominating and Governance Committee or (3) any stockholder entitled to vote who has delivered written notice to the Secretary of the Company during the Notice Period, which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.  Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Geeknet, Inc., 650 Castro Street, Suite 450, Mountain View, CA 94041, Attention: General Counsel, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock.  Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on the Board of Directors, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve.

The Company’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a stockholder who has delivered written notice to the Secretary of the Company during the Notice Period, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

If a stockholder who has notified the Company of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such meeting, or does not send a representative who is qualified under Delaware law to present the proposal on his, her or its behalf, the Company need not present the proposal for vote at such meeting.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company.  All notices of proposals by stockholders, whether or not included in the Company’s proxy materials, should be sent to Geeknet, Inc., 650 Castro Street, Suite 450, Mountain View, CA 94041, Attention:  General Counsel.

PROPOSAL ONE

TO (A) APPROVE AMENDMENTS TO GEEKNET’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, WHICH WOULD EFFECT A REVERSE STOCK SPLIT OF GEEKNET’S OUTSTANDING COMMON STOCK AT A REVERSE SPLIT RATIO OF ONE-FOR-TEN, REDUCE THE TOTAL NUMBER OF SHARES OF COMMON STOCK THAT GEEKNET IS AUTHORIZED TO ISSUE TO 25,000,000, AND REDUCE THE TOTAL NUMBER OF SHARES OF PREFERRED STOCK THAT GEEKNET IS AUTHORIZED TO ISSUE TO 1,000,000, AND (B) AUTHORIZE THE BOARD OF DIRECTORS TO FILE A CERTIFICATE OF AMENDMENT TO GEEKNET’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT THE FOREGOING

Overview

Our Board of Directors has unanimously approved proposed amendments to the Certificate which would effect a reverse stock split of all outstanding shares of Common Stock at a reverse split ratio of one-for-ten, reduce the total number of shares of Common Stock that Geeknet is authorized to issue to 25,000,000 and reduce the total number of shares of Preferred Stock that Geeknet is authorized to issue to 1,000,000.  The Board of Directors has declared such proposed amendments to be advisable and has recommended that these proposed amendments be presented to the stockholders for approval.

Upon receiving stockholder approval, the Board of Directors will have the sole discretion pursuant to Section 242(c) of the General Corporation Law of the State of Delaware to elect, as it determines to be in the best interests of the Company and its stockholders, whether or not to effect the reverse stock split, the reduction in the total number of shares of Common Stock that Geeknet is authorized to issue to 25,000,000, and the reduction in the total number of shares of Preferred Stock that Geeknet is authorized to issue to 1,000,000, at any time before the annual meeting of stockholders to be held in 2011.

The text of the form of proposed amendments to the Certificate is attached hereto as Appendix A.  By approving these amendments to the Certificate, stockholders will approve a reverse stock split pursuant to which each ten outstanding shares of Common Stock would be combined into one share of Common Stock, the total number of shares of Common Stock that Geeknet is authorized to issue would be reduced to 25,000,000, and the total number of shares of Preferred Stock that Geeknet is authorized to issue would be reduced to 1,000,000, and the Board of Directors would be authorized to file such amendment.  The Board of Directors may also elect not to undertake any reverse split, reduction in the total number of authorized shares of Common Stock to 25,000,000 and reduction in the total number of authorized shares of Preferred Stock to 1,000,000.

Except for adjustments that may result from the treatment of fractional shares, as described below, each stockholder will hold the same percentage of the outstanding Common Stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split.  The par value of the Common Stock would remain unchanged at $0.001 per share.

Reasons for the Reverse Stock Split

The Board of Directors believes that a reverse stock split of the outstanding Common Stock and corresponding reduction in the total number of authorized shares of Common Stock may be desirable for a number of reasons.

Potential Increased Investor Interest.  The Board of Directors believes that the increased market price of the Common Stock expected as a result of implementing a reverse stock split and corresponding reduction in the total number of authorized shares of Common Stock will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock.  Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending lower-priced stocks to their customers.  In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.  Although it should be noted that the liquidity of the Common Stock may be harmed by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split, the Board of Directors is hopeful that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Preferred Stock.  The Board of Directors believes that, with a reduction in the total number of authorized shares of Common Stock as contemplated herein, the total number of authorized shares of Preferred Stock can also be adjusted from 10,000,000 to 1,000,000 so as to eliminate unneeded authorized shares of Preferred Stock.

Decreased Stock Price Volatility.  The Board of Directors believes that the increase in the stock price that it expects to result from the reverse stock split may decrease price volatility, as small changes in the price of the Company’s Common Stock currently result in relatively large percentage changes in the stock price.

Decrease the Company’s Costs.  The Board of Directors believes that the reduction in authorized shares of Common Stock and Preferred Stock would also reduce certain of the Company’s costs, such as annual franchise taxes paid to the State of Delaware.

The Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

The Reverse Stock Split May Not Result in an Increase in the Per Share Price of the Common Stock; There Are Other Risks Associated With the Reverse Stock Split

The Board of Directors expects that a reverse stock split of the outstanding Common Stock will increase the market price of the Common Stock.  However, the Company cannot be certain whether the reverse stock split would increase the trading price for the Common Stock or increase the trading market for the Common Stock.  The history of similar stock split combinations for companies in like circumstances is varied.  There is no assurance that:

•
the trading price per share of Common Stock after the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of Common Stock outstanding before the reverse stock split;

•	the reverse stock split would result in a per share price that would attract brokers and investors who do not trade in lower-priced stocks;

•
the market price per post-split share would remain in excess of the $1.00 minimum bid price as required by Nasdaq or that the Company would otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq; and

•
the reverse stock split would increase the trading market for the Company’s Common Stock, particularly if the stock price does not increase as a result of the reduction in the number of shares of Common Stock available in the public market.

The market price of the Common Stock would also be based on Geeknet’s performance and other factors, some of which are unrelated to the number of shares outstanding.  If the reverse stock split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of the reverse stock split.  Furthermore, the liquidity of the Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split, the corresponding reduction in the total number of authorized shares of Common Stock to 25,000,000, and the reduction in the total number of authorized shares of Preferred Stock to 1,000,000 are approved by the stockholders, such amendment will be effected, if at all, only upon a determination by the Board of Directors that such actions are in the best interests of the Company and its stockholders.  Such determination will be based upon certain factors, including existing and expected marketability and liquidity of the Common Stock, meeting the listing requirements for the Nasdaq Global Market, prevailing market conditions and the likely effect on the market price of the Common Stock.  Notwithstanding approval by the stockholders of the reverse stock split, the corresponding reduction in the total number of authorized shares of Common Stock to 25,000,000, and the reduction in the total number of authorized shares of Preferred Stock to 1,000,000, the Board of Directors may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split, the corresponding reduction in the total number of authorized shares of Common Stock to 25,000,000, and the reduction in the total number of authorized shares of Preferred Stock to 1,000,000 prior to the annual meeting of stockholders in 2011, as permitted under Section 242(c) of the Delaware General Corporation Law.  If the Board of Directors fails to implement the reverse stock split, the corresponding reduction in the total number of authorized shares of Common Stock to 25,000,000, and the reduction in the total number of authorized shares of Preferred Stock to 1,000,000 prior to the annual meeting of stockholders in 2011, stockholder approval again would be required prior to implementing any reverse stock split, corresponding reduction in the total number of authorized shares of Common Stock to 25,000,000, or reduction in the total number of authorized shares of Preferred Stock to 1,000,000.

Principal Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split and corresponding reduction in the total number of authorized shares of Common Stock, each stockholder will own a reduced number of shares of Common Stock.  However, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company (except to the extent that the reverse split would result in any of the stockholders owning a fractional share as described below).  Proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the proposed reverse stock split (except to the extent that the reverse split would result in any stockholders owning a fractional share as described below).  For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the reverse stock split would continue to hold approximately 2% of the voting power of the outstanding shares of Common Stock immediately after the reverse stock split.  The number of stockholders of record also will not be affected by the proposed reverse stock split (except to the extent that the reverse split would result in any stockholders owning only a fractional share as described below).

The proposed reverse stock split will also reduce the number of shares of Common Stock available for issuance under the Company’s 2007 Equity Incentive Plan.  The Company also has certain outstanding stock options to purchase shares of Common Stock and certain outstanding rights to purchase restricted shares.  Under the terms of the outstanding stock options and the rights to purchase restricted shares granted under the Company’s 1998 Stock Plan, 1999 Director Option Plan, 1999 Employee Stock Purchase Plan and 2007 Equity Incentive Plan, the proposed reverse stock split will effect a reduction in the number of shares subject to such outstanding options or rights to purchase restricted shares proportional to the ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and rights to purchase restricted shares.  In connection with the proposed reverse stock split, the number of shares of Common Stock issuable upon exercise of outstanding stock options or rights to purchase restricted shares will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

If the proposed reverse stock split is implemented, it will increase the number of stockholders of the Company who own “odd lots” of less than 100 shares of Common Stock.  Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

The Common Stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act.  The proposed reverse stock split will not affect the registration of the Common Stock under the Exchange Act.  If the proposed reverse stock split is implemented, the Common Stock will continue to be reported on the Nasdaq Global Market under the symbol “GKNT” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

Effective Date

The proposed reverse stock split, the corresponding reduction in the total number of authorized shares of Common Stock, and the reduction in the total number of authorized shares of Preferred Stock to 1,000,000 would become effective as of 5:00 p.m. Eastern time on the date of filing of a certificate of amendment to the Certificate with the office of the Secretary of State of the State of Delaware.  On the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the one-for-ten reverse split ratio set forth in this proposal, the total number of shares of Common Stock that Geeknet is authorized to issue will be reduced by a corresponding amount, and the total number of shares of Preferred Stock that Geeknet is authorized to issue will be reduced to 1,000,000.

Treatment of Fractional Shares

No scrip or fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share.  Instead, the Company would pay to the registered stockholder, in cash, the value of any fractional share interest arising from the reverse stock split.  The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price of the Common Stock as reported on the Nasdaq Global Market, as of the effective date.  No transaction costs would be assessed to stockholders for the cash payment.  Stockholders would not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for their fractional shares.

If you do not hold sufficient shares of pre-split Common Stock to receive at least one post-split share of Common Stock and you want to hold the Common Stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

•
purchase a sufficient number of shares of Common Stock so that you would hold at least that number of shares of Common Stock in your account prior to the implementation of the reverse stock split that would entitle you to receive at least one share of Common Stock on a post-split basis; or

•
if applicable, consolidate your accounts so that you hold at least that number of shares of Common Stock in one account prior to the reverse stock split that would entitle you to at least one share of Common Stock on a post-split basis.  Common Stock held in registered form (that is, shares held by you in your own name on the Company’s share register maintained by its transfer agent) and Common Stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split.  Also, shares of Common Stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

After the reverse stock split, then current stockholders would have no further interest in the Company with respect to their fractional shares.  A person otherwise entitled to a fractional share interest would not have any voting, dividend or other rights in respect of their fractional interest except to receive the cash payment as described above.  Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than that number of pre-split shares within the exchange ratio that is determined by the Board of Directors as described above.  Reducing the number of post-split stockholders, however, is not the purpose of this Proposal One.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Geeknet is domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction.  Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Beneficial Owners

Stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by the Company for registered stockholders that hold such shares directly, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share.  If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Exchange of Stock Certificates

As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected.  The Company’s transfer agent will act as “exchange agent” for purposes of implementing the exchange of stock certificates.  If any of your shares are held in certificate form, you will receive a letter of transmittal from the Company’s exchange agent as soon as practicable after the effective date of the reverse stock split.  The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-split shares to the exchange agent. Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares electronically in book-entry form under the new direct registration system.  This means that, instead of receiving a new stock certificate, you will receive a direct registration statement that indicates the number of post-split shares you own in book-entry form. At any time after receipt of your direct registration statement, you may request a stock certificate representing your post-split ownership interest. If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Treatment of Fractional Shares.”  No direct registration statements, new stock certificates or payments in lieu of fractional shares will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Effect on Registered Book-Entry Holders

The Company’s registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of the Company’s Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•
If you hold shares in a book-entry form, you do not need to take any action to receive your post-split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

•
If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the Company’s transfer agent completes the aggregation and sale described above in “Treatment of Fractional Shares.” By signing and chasing this check, you will warrant that you owned the shares for which you receive a cash payment.

Accounting Consequences

The par value per share of Common Stock would remain unchanged at $0.001 per share after the reverse stock split.  As a result, on the effective date of the reverse split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced proportionally from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced.  The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding.  The Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under either Delaware or California corporate law, respectively, with respect to the proposed amendments to the Certificate to effect the reverse split, and Geeknet will not independently provide the stockholders with any such right.

Material U.S. Federal Income Tax Consequence of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the reverse stock split. This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to stockholders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury Regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

All stockholders are urged to consult with their own tax advisors with respect to the tax consequences of the reverse stock split. This discussion does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, partnerships, nonresident alien individuals, broker-dealers and tax-exempt entities. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source;

•
or a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Other than the cash payments for fractional shares discussed above, no gain or loss should be recognized by a stockholder upon the exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares will be the same as the aggregate tax basis of the pre-reverse stock split shares exchanged in the reverse stock split, reduced by any amount allocable to a fractional share for which cash is received. A stockholder’s holding period in the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares exchanged in the reverse stock split.

In general, the receipt of cash by a U.S. holder instead of a fractional share will result in a taxable gain or loss to such holder for U.S. federal income tax purposes. The amount of the taxable gain or loss to the U.S. holder will be determined based upon the difference between the amount of cash received by such holder and the portion of the basis of the pre-reverse stock split shares allocable to such fractional interest. The gain or loss recognized will constitute capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date of the reverse stock split.

The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Geeknet’s Common Stock, as of September 9, 2010, for the following: (1) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock; (2) each of the Company’s non-employee directors; (3) each of the executive officers named in the Summary Compensation Table on page 22 of the Company’s proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on March 24, 2010; and (4) all directors and executive officers of the Company as a group.

Names and Addresses of Beneficial Owners (1)	Number of Shares	Percent of Common Stock Outstanding
Andrew Anker (2)	340,000	*
Matt Carey (3)	32,067	*
Peter Georgescu (4)	20,416	*
Kenneth G. Langone (5)	650,6994	1.1%
Robert M. Neumeister, Jr. (6)	245,500	*
Frank Riddick (7)	20,416	*
Derek Smith (8)	120,416	*
Michael B. Solomon (9)	10,321,875	17.0%
David B. Wright (10)	190,000	*
Scott L. Kauffman (11)	1,869,798	3.0%
Patricia S. Morris (12)	572,657	*
Caroline Offutt (13)	284,065	*
Michael Rudolph (14)	200,714	*
James Jay Seirmarco (15)	371,328	*
Entities and individuals affiliated with Marlin Sams Fund, LP (16)	16,881,875	27.8%
All current directors and officers as a group (14 persons) (17)	13,169,534	21.2%

*	Represents less than 1% of the outstanding shares Common Stock.
(1)	The address of each officer and director is c/o Geeknet, Inc., Attention: Investor Relations, 650 Castro Street, Suite 450, Mountain View, CA 94041.
(2)	Includes 5,000 shares of restricted stock under the Company’s 2007 EIP and 120,000 shares subject to options that are exercisable within sixty (60) days of September 9, 2010.
(3)	Includes 20,416 shares subject to options that are exercisable within sixty (60) days of September 9, 2010.
(4)	Includes 20,416 shares subject to options that are exercisable within sixty (60) days of September 9, 2010.
(5)	Includes 23,333 shares subject to options that are exercisable within sixty (60) days of September 9, 2010.
(6)	Includes 5,000 shares of restricted stock under the Company’s 2007 EIP and 140,000 shares subject to options that are exercisable within sixty (60) days of September 9, 2010.
(7)	Includes 20,416 shares subject to options that are exercisable within sixty (60) days of September 9, 2010.
(8)	Includes 20,416 shares subject to options that are exercisable within sixty (60) days of September 9, 2010.
(9)
Includes 10,300,000 shares specified in footnote (15).  Mr. Solomon is a member of Gladwyne Marlin GenPar, LLC, which is a member of Marlin Sams GenPar, LLC, a Delaware limited liability company and the general partner of the Marlin Sams Fund, LP, a Delaware limited partnership.  Mr. Solomon disclaims beneficial ownership of shares held by the entities specified in footnote (15) to the extent of his pecuniary interest in these entities.  Includes 21,875 shares subject to options that are exercisable within sixty (60) days of September 9, 2010.

(10)	Includes 5,000 shares of restricted stock under the Company’s 2007 EIP and 150,000 shares subject to options that are exercisable within sixty (60) days of September 9, 2010.

(11)	Includes 1,719,798 shares subject to options that are exercisable within sixty (60) days of September 9, 2010.
(12)	Includes 33,333 shares of restricted stock under the Company’s 2007 EIP and 432,812 shares subject to options that are exercisable within sixty (60) days of September 9, 2010.
(13)	Includes 16,666 shares of restricted stock under the Company’s 2007 EIP and 203,227 shares subject to options that are exercisable within sixty (60) days of September 9, 2010.
(14)	Includes 153,123 shares subject to options that are exercisable within sixty (60) days of September 9, 2010.
(15)
Includes 16,666 shares of restricted stock under the Company’s 2007 EIP and 276,250 shares subject to options that are exercisable within sixty (60) days of September 9, 2010. Does not include 41,665 shares subject to options that will vest upon Mr. Seirmarco’s execution of a separation agreement.

(16)
The address for Marlin Sams Fund, LP is 645 Fifth Avenue, New York, NY 10022.  Based solely on information included in a Schedule 13D/A filed with the SEC on June 4, 2010, as updated by Forms 4 filed with the SEC on June 4, 2010, June 11, 2010, and June 15, 2010: Marlin Sams Fund, L.P. had sole voting power and sole dispositive power over 10,100,000 of the shares listed above; William M. Sams had sole voting power and sole dispositive power over 6,600,000 of the shares listed above; Suzanne M. Present had sole voting power and sole dispositive power over 160,000 of the shares listed above; Marlin Sams GenPar, LLC had sole voting power and sole dispositive power over 10,100,000 of the shares listed above; Gladwyne Marlin GenPar, LLC had sole voting power and sole dispositive power over none of the shares listed above; Michael Solomon had sole voting power and sole dispositive power over 200,000 of the shares listed above; Candice McCurdy had sole voting power and sole dispositive power over 200,000 of the shares listed above; Chad McCurdy had sole voting power and sole dispositive power over none of the shares listed above; and Mary Thomas had sole voting power and sole dispositive power over 205,200 of the shares listed above.  Marlin Sams Fund, L.P., Marlin Sams GenPar, LLC, and Gladwyne Marlin GenPar, LLC may be deemed to beneficially own 10,100,000 shares of the Company’s Common Stock.  William M. Sams may be deemed to beneficially own 16,700,000 shares of the Company’s Common Stock, consisting of (i) 16,500,000 shares of Common Stock and (ii) 200,000 shares of Common Stock held in the Irrevocable Trust of Michael Solomon FBO Grace Solomon for the benefit of Michael Solomon’s daughter, of which William M. Sams is the co-trustee with Constance Solomon, Michael Solomon’s wife.  Suzanne M. Present may be deemed to beneficially own 10,260,000 shares of the Company’s Common Stock.  Michael Solomon may be deemed to beneficially own 10,300,000 shares of the Company’s Common Stock.  Candice McCurdy may be deemed to beneficially own 350,000 shares of the Company’s Common Stock.  Chad McCurdy may be deemed to beneficially own 150,000 shares of the Company’s Common Stock, and Mary Thomas may be deemed to beneficially own 205,200 shares of the Company’s Common Stock.

(17)
Includes the shares beneficially owned by our current officers and directors set forth on the above table as well as 81,665 shares of restricted stock under the Company’s 2007 EIP and 1,449,161 shares subject to options that are exercisable within sixty (60) days of September 9, 2010.

OTHER MATTERS

The Board of Directors is not aware of any other matter to be presented at the Special Meeting.  If any additional matters are properly presented at the Special Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of Common Stock they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Special Meeting, regardless of the number of shares that you hold.  We urge you to vote by telephone or by using the internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been enclosed.

THE BOARD OF DIRECTORS

Kenneth Langone
Michael Solomon
Robert Neumeister, Jr.
David Wright
Andrew Anker
Matt Carey
Derek Smith
Frank Riddick
Peter Georgescu

Mountain View, California
September __, 2010

APPENDIX A

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

GEEKNET, INC.

A Delaware Corporation

Geeknet, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A.           The name of this Corporation is Geeknet, Inc.

B.           The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was September 21, 1999.

C.           Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as amended, amends and restates the first paragraph of Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, to read in its entirety as follows:

“This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock.  The total number of shares of Common Stock that this Corporation is authorized to issue is 25,000,000 with a par value of $0.001 per share, and the total number of shares of Preferred Stock that this Corporation is authorized to issue is 1,000,000, with a par value of $0.001 per share.  Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each ten (10) shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation.  No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq Global Market, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.”

D.           This Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, has been duly adopted by the board of directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Geeknet, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, to be signed by Kenneth Langone, its Interim President and Chief Executive Officer, this __ day of _________, 2010.

GEEKNET, INC.

Kenneth G. Langone
Interim President and Chief Executive Officer

A-1